Exhibit 10.1

Certain identified information has been excluded from this exhibit in accordance with Regulation S-K Item 601(a)(6) because it would constitute a clearly unwarranted invasion of personal privacy. [***] indicates that information has been redacted.

May 21, 2025

Ashley Kline

[***]

[***]

RE: Offer Letter for Employment with Palvella Therapeutics, Inc.

Dear Ashley:

Congratulations! On behalf of Palvella Therapeutics, Inc. (the “Company”), I am excited to have the opportunity to offer you employment with the Company on the terms set forth below. The team has been consistently impressed with your commercial expertise in rare diseases, results-orientation, and hard-working proactive attitude; we think you’ll be a great fit with us and are delighted that you’re considering Palvella Therapeutics.

Position & Employment Start Date

Your position with the Company will be Chief Commercial Officer, and serve as a Section 16 Officer, reporting to Wes Kaupinen, President and Chief Executive Officer. In this position, you will have an influential leadership role in delivering on our mission of serving rare disease patients through the development and commercialization of targeted therapies. Your employment start date will be on or before Tuesday, May 27, 2025, and your employment will be as an Exempt full-time employee. You will be expected to report to Palvella’s Pennsylvania office one (1) week per month unless otherwise agreed to between you and the CEO.

Compensation

This is a full-time position. As an Exempt employee, your compensation is $462,600 per annum, paid semi-monthly, less payroll deductions and any/all required withholdings. Your position is exempt under the Fair Labor Standards Act (“FLSA”) and not eligible for overtime pay. Your annual base rate is subject to periodic increases or decreases, at the discretion of the Company.

As an employee of Palvella, you will be expected to abide by the Company’s rules and policies and to devote all your business time, skill, attention and best efforts to Palvella business to fulfill the responsibilities assigned to you. You agree that during your employment with the Company, you will not engage in any other employment, consulting or business services (including serving on the boards of directors of any unaffiliated companies), without the written consent of the CEO or the Company’s Board of Directors, except that you may continue to be a senior commercial advisor to Tarsier Pharma so long as it does not involve conflict with any of your obligations to Palvella; provided, however, that without such consent, you may engage in charitable or public service, so long as such activities do not interfere with the performance of your duties and obligations to the Company.

Annual Discretionary Bonus

You may participate in any Bonus program that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. You will be eligible for a discretionary Target Bonus of 40%. The Bonus program made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice. Your Annual Discretionary Bonus is subject to proration if you’ve not worked a full year. To be eligible to participate in the Bonus program and to earn a Bonus, you must be an employee in good standing on the day the Bonus is paid. The Bonus requires the prior approval of the Company’s Board of Directors and is paid in the year after the year to which the bonus pertains.

Stock Options

Subject to approval by the Board of Directors, effective on your starting date the Company will grant to you options (the “Option”) to purchase up to 128,932 shares of common stock of the Company with an exercise price per share equal to the fair market value of the share as indicated by the closing stock price of the Company common stock as of the date of grant, as determined by the Board of Directors, in its sole discretion. Subject to your continued employment with the Company, the Option will vest and become exercisable as to 25% of the underlying shares on the first anniversary of the commencement of your employment with the Company and in 36 substantially equal monthly installments thereafter such that, subject to your continuous employment, your Option will be fully vested and exercisable on the fourth anniversary of the commencement of your employment with the Company. Your option will be subject to the terms and conditions of the equity incentive plan pursuant to which it is granted and the Company’s standard Option agreement. Please note that in the event the Company undergoes an equity restructuring, recapitalization, forward or reverse stock split, or other similar event, the number of shares underlying the Option reflected in this Offer letter will be proportionately adjusted and, if the Option has already been granted as of the date of such equity restructuring, the exercise price per share similarly will be proportionately adjusted, in each case, consistent with the requirement so the plan and applicable tax law.

Employee Benefits:

At Palvella Therapeutics, we understand the importance of a well-rounded benefits program including medical, dental and vision insurance. We are dedicated to providing you with unique benefits that meet the needs of you and your family. You are eligible to enroll in the Company’s benefits program. In 2025, the Company covers 100% of your monthly medical insurance premium for the Choice Plus DH84 plan offered for employee and eligible dependents’ medical coverage. A higher premium plan is available as well and employees can elect to pay additional out of pocket premiums to cover the difference. The Choice Plus DH84 plan allows for an HSA account. In addition, the Company pays the premium for short and long-term disability policies covering salary up to $150,000.

Vacation:

Palvella Therapeutics currently offers twenty (20) days paid vacation per year of employment (prorated for the first year from date of hire), in accordance with the Company’s vacation policy which are in effect and may be amended from time to time. We ask that you work with your Manager in advance of your scheduled time off for pre-approval of any Vacation requests.

Paid Holidays:

We offer 14 paid holidays in 2025, including the Company will close down from December 25, 2025 through January 1, 2026 (paid holiday days).

Confidentiality, Assignment of Inventions, and Restrictive Covenant Agreement:

You will be required, prior to the commencement of your employment, to execute the Company's enclosed Confidentiality, Assignment of Inventions, and Restrictive Covenant Agreement (“Confidentiality Agreement”).

Severance Benefits:

You are eligible to receive certain severance benefits if you are terminated by the Company without Cause (as defined in the Severance Agreement), subject to the terms and conditions of the enclosed Severance Agreement which must be executed by you and the Company.

At-Will Employment:

Finally, this is an “at-will” employment relationship, which means that either you or the Company may terminate the relationship at any time, with or without cause or advance notice. This at-will relationship may not be changed except in a written agreement executed by an authorized officer of Palvella Therapeutics.

Acceptance of Employment:

The employment terms in this Offer Letter, including the Confidentiality Agreement, Severance Agreement, the terms of the agreement and employee policies above, will constitute the complete, final, and exclusive embodiment of the entire agreement between you and Palvella Therapeutics with respect to the terms and conditions of your employment, and these terms supersede any other agreements or promises made to you by anyone, whether oral or written, prior to or contemporaneous with this Offer Letter.

This Offer of employment is contingent upon completion of satisfactory Background and Reference Checks and satisfactory proof of your right to work in the United States within one (1) day of your first date of employment with Palvella Therapeutics.

Please sign and date this letter if you wish to accept employment at Palvella Therapeutics under the terms described above no later than May 21, 2025. If you accept the Company’s Offer, your start date will be the employment start date set forth above.

We look forward to your favorable reply and to a productive, collaborative and inspiring work relationship.

Sincerely,

/s/ Wesley H. Kaupinen
Wesley H. Kaupinen
Founder & CEO

I accept the offer of employment under the terms and conditions stated above. No other promises, express or implied, have been made to me either verbally or in writing.

By:	/s/ Ashley Kline	Date:	5/21/2025